Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                          STOCKHOLDER CONTACT:

Mary Ann Susco                          Marco Acosta
212-850-1382                            800-597-6068
suscom@jwseligman.com                   acostam@jwseligman.com

Tri-Continental Announces Board Nominees Will Be Re-Elected

NEW YORK, September 28, 2006 - At a Special Meeting of Stockholders held in Baltimore, Maryland, Tri-Continental Corporation (NYSE: TY) today announced that preliminary results indicate that the three incumbent Directors nominated for re-election by Tri-Continental's Board will be re-elected.

In addition, on a proposal to amend Tri-Continental's charter to reduce the quorum requirements for future stockholder meetings, the majority of votes cast were for the proposal. However, a majority of all votes entitled to be cast is required for approval of the proposal. The Meeting was adjourned in order to permit stockholders additional time to vote on the charter amendment proposal, and to receive a report from the independent inspector of election on the election of directors.

The adjourned meeting will take place on October 5, 2006, at the offices of Sullivan & Cromwell LLP at 375 Park Ave. New York, NY at 10:00 a.m.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies, and has paid dividends for 62 consecutive years. The Fund is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864.

You should consider the investment objective, risks, and charges and expenses of the Fund carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information about the Fund) may be obtained by contacting your financial advisor or Seligman Advisors, Inc. at 800-221-2783. The prospectus should be read carefully before investing in the Fund.